Exhibit 99.1

Arcellx Announces Closing of Upsized Public Offering of Common Stock and Underwriters’ Full Exercise of Option to Purchase Additional Shares

REDWOOD CITY, Calif., June 21, 2022 – Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today announced the closing of its upsized public offering of 8,050,000 shares of common stock, which includes the full exercise by the underwriters of their option to purchase an additional 1,050,000 shares of common stock, at a price to the public of $16.00 per share. The aggregate gross proceeds raised in the offering were $128.8 million, before deducting underwriting discounts and commissions and offering expenses, payable by Arcellx. All shares in the offering were offered by Arcellx.

BofA Securities, SVB Securities, William Blair and Canaccord Genuity acted as joint book-running managers for the offering.

Registration statements relating to the offering have been filed with the Securities and Exchange Commission and became effective on June 15, 2022. The offering was made only by means of a prospectus, forming a part of the registration statements, copies of which may be obtained from: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; or SVB Securities LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at 1-800-808-7525, ext. 6105, or by email at syndicate@svbsecurities.com. William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by telephone at 1-800-621-0687, or by email at prospectus@williamblair.com; or Canaccord Genuity LLC, Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, or by telephone at (617) 371-3900, or by email at prospectus@cgf.com. Copies of the registration statements and the final prospectus related to the offering are also available at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx’s lead product candidate, CART-ddBCMA, is being developed for the treatment of relapsed or refractory multiple myeloma (r/r MM) in an ongoing Phase 1 study. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration.

Arcellx is also advancing its dosable and controllable CAR-T therapy, ARC-SparX, through two programs: a Phase 1 study of ACLX-001 for r/r MM, initiated in the second quarter of 2022; and ACLX-002 in relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome, expected to enter the clinic in the second half of 2022.

For more information, please contact:

Myesha Lacy

Arcellx, Inc.

mlacy@arcellx.com